UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2007

SANTA FE ENERGY TRUST

(Exact name of Registrant as specified in its charter)

Texas	1-11450	76-6081498
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

The Bank of New York Trust Company, N.A., Trustee

Global Corporate Trust

919 Congress Avenue

Austin, Texas  78701

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (800) 852-1422

Not Applicable

(Former name, former address and former fiscal
year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2007, The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) of Santa Fe Energy Trust entered into a Ratification and Joinder Agreement (the “Amendment”) amending the previously-announced Purchase and Sale Agreement dated November 8, 2007 (the “Purchase Agreement”) with Amen Properties, Inc. (“Amen”), pursuant to which Amen has agreed to purchase all of the net profits royalties held by the Trust.  The Amendment amends the Purchase Agreement by adding additional affiliated and unaffiliated parties as purchasers under the Purchase Agreement.  The description herein of the material terms of the Amendment is qualified in its entirety by reference to the Amendment, which is attached  as Exhibit 10.1 to this Form 8-K.  Amen owns 139,500 units of the Trust and is part of an affiliated ownership group that owns 701,393 units of the Trust, approximately 11% of the outstanding units.  Amen will continue to receive regular distributions from the Trust until its liquidation on or before February 15, 2008.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 18, 2007, the Trustee completed the sale of all of the Trust’s interests in certain royalty interests and working interests in oil and gas properties located in approximately a dozen different states, pursuant to the terms of the Purchase Agreement referenced above, as amended by the Amendment referenced above.  The aggregate price for the assets sold was approximately $51.5 million, after making adjustments required by the Purchase Agreement. The purchase price, net of the amount previously deposited by Amen as an earnest money deposit, was paid in cash and the delivery of a short term promissory note due January 31, 2008 in the principal amount of $1,010,006 and guaranteed by Amen and certain principals of Amen.  The effective date of the sale was October 1, 2007.

Stifel, Nicolaus & Company, Incorporated served as financial advisor to the Trustee in connection with the transaction, and delivered an opinion to the Trustee that, as of the date of the opinion and subject to the assumptions and qualifications contained in the opinion, the consideration to be paid to the Trustee in its capacity as trustee of the Trust in connection with the transaction pursuant to the purchase agreement was fair to the Trust as the seller of the assets, from a financial point of view.

The Purchase Agreement includes provisions limiting the types and amounts of any claims the parties might otherwise assert against each other and providing limitations on the time after the closing during which any such claims may be made.

The description herein of the material terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 to the Trust’s Report on Form 8-K filed on November 8, 2007, and to the terms of the Amendment, which is attached as Exhibit 10.1 to this Form 8-K.

The Trustee intends to distribute the net proceeds of the sale (after deducting amounts necessary to pay all fees, expenses, liabilities and other obligations of the Trust, and after setting aside any amounts the Trustee determines to hold in reserve, and subject to any post-closing adjustments under the purchase agreement) on February 29, 2008 to unitholders of record at the close of business on February 14, 2008.  This distribution will be made concurrently with the Trust’s distribution for the quarter ending December 31, 2007.

The United States Treasury book-entry securities representing stripped-interest coupons held by the Trustee as Custodian mature on February 15, 2008.  Unitholders of record at the close of business on February 14, 2008 will be entitled to receive the cash proceeds from the matured Treasury Obligations on deposit with the Custodian.  The cash proceeds will be distributed as promptly as practicable on or after February 29, 2008.

The Trust will be liquidated on February 15, 2008.  After that date the Trustee will continue to act as trustee of the trust estate until the trust estate has been finally distributed and the affairs of the Trust have been wound up.

The Trustee intends to instruct the Trust’s transfer agent to stop transfer of the Trust’s units immediately following the close of business on February 14, 2008 and intends to request that the New York Stock Exchange delist the units at that time.

On December 18, 2007, the Trustee issued a press release regarding the completion of the sale of assets described above, a copy of which is furnished herewith as Exhibit 99.1.

ITEM 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

10.1

Ratification and Joinder Agreement, dated as of December 17, 2007 between The Bank of New York Trust Company, N.A., solely in its capacity as Trustee of Santa Fe Energy Trust, Amen Properties, Inc. and the other parties thereto

	99.1	Santa Fe Energy Trust Press Release issued December 18, 2007.
	99.2	Opinion of Stifel, Nicolaus & Company, Incorporated dated December 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Santa Fe Energy Trust

By:	The Bank of New York Trust Company N.A.,
as Trustee

By:	/s/ Mike Ulrich
Name:	Mike Ulrich
Title:	Vice President

Date:  December 18, 2007